[Exhibit 10.1]
AMENDMENT NO. 10 TO AMENDED AND RESTATED CREDIT AGREEMENT
AMENDMENT NO. 10 TO AMENDED AND RESTATED CREDIT Agreement, dated as of September 17, 2021 (this “Amendment No. 10”), is by and among Wells Fargo Bank, National Association, in its capacity as agent pursuant to the Credit Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, “Agent”), the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), Hamilton Beach Brands, Inc., formerly known as Hamilton Beach/Proctor-Silex Inc., a Delaware corporation (“US Borrower”), and Hamilton Beach Brands Canada, Inc., formerly known as Proctor-Silex Canada Inc., an Ontario corporation (“Canadian Borrower”, and together with US Borrower, each individually a “Borrower” and collectively, “Borrowers”).

W I T N E S S E T H :
WHEREAS, Agent, Lenders and Borrowers have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Amended and Restated Credit Agreement, dated as of May 31, 2012, by and among Agent, Lenders and Borrowers, as amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated July 29, 2014, Amendment No. 2 to Amended and Restated Credit Agreement, dated November 20, 2014, Amendment No. 3 to Amended and Restated Credit Agreement, dated December 23, 2015, Amendment No. 4 to Amended and Restated Credit Agreement, dated as of June 30, 2016, Amendment No. 5 to Amended and Restated Credit Agreement, dated as of September 13, 2017, Amendment No. 6 to Amended and Restated Credit Agreement, dated as of May 14, 2018, Amendment No. 7 to Amended and Restated Credit Agreement and Waiver, dated as of May 20, 2020, Amendment No. 8 to Amended and Restated Credit Agreement and Joinder, dated as of November 23, 2020 and Amendment No. 9 to Amended and Restated Credit Agreement, dated as of April 9, 2021 (as the same now exists, the “Existing Credit Agreement” and the Existing Credit Agreement, as amended and supplemented pursuant hereto and as may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”) and the other Loan Documents;

WHEREAS, Borrowers, Agent and Lenders have agreed to amend the Existing Credit Agreement pursuant to the terms and conditions of this Amendment No. 10;

WHEREAS, by this Amendment No. 10, Agent, Lenders and Borrowers desire and intend to evidence such amendments;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Definitions.

(a)Additional Definitions. Schedule 1.1 to the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

(i)“Agent Assignee” has the meaning specified therefor in Section 17.18 of this Agreement.

(ii)“Amendment No. 10” shall mean Amendment No. 10 to Amended and Restated Credit Agreement, dated as of September 17, 2021, by and among Agent, Lenders and Borrowers, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(iii)“Amendment No. 10 Effective Date” shall mean the date upon which all of the conditions precedent set forth in Amendment No. 10 are satisfied.

(iv)“Announcements” has the meaning specified therefor in Section 1.9 of this Agreement.

(v)“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d)(iii)(D); provided, that if the then-current Benchmark is based upon SOFR Average, such Benchmark shall be deemed to not have any Available Tenors.

(vi)“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d)(iii)(A).

(vii)“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

(viii)“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

(ix)“Erroneous Payment” has the meaning specified therefor in Section 17.18 of this Agreement.

(x)“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 17.18 of this Agreement.

(xi)“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 17.18 of this Agreement.

(xii)“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 17.18 of this Agreement.

(xiii)“FCA” has the meaning specified therefor in Section 1.9 of this Agreement.

(xiv)“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

(xv)“IBA” has the meaning specified therefor in Section 1.9 of this Agreement.

(xvi)“Other Benchmark Rate Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(a) a notification by Agent to (or the request by Administrative Borrower to Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR-based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b) the joint election by Agent and Administrative Borrower to trigger a fallback from USD LIBOR and the provision by Agent of written notice of such election to the Lenders.

(xvii)“Payment Recipient” has the meaning specified therefor in Section 17.18 of this Agreement.

(xviii)“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is USD LIBOR, 11:00 a.m., London time, on the day that is two (2) Business Days preceding the date of such setting, and (b) if such Benchmark is not USD LIBOR, the time determined by Agent in its reasonable discretion.

(xix)“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

(xx)“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

(xxi)“SOFR Average” means the compounded average of SOFR over a rolling calendar day period of thirty (30) days published by the Federal Reserve Bank of New York (or a successor administrator of the SOFR Average).

(xxii)“Term SOFR Notice” means a notification by Agent to the Lenders and Administrative Borrower of the occurrence of a Term SOFR Transition Event.

(xxiii)“Term SOFR Transition Event” means the determination by Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for Agent and (c) a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

(xxiv)“USD LIBOR” means the London interbank offered rate for Dollars.

(b)Amendments to Definitions.

(i)The definition of “Benchmark Replacement” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Benchmark Replacement” means,

(a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:

(i) for any Available Tenor, the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(ii) the sum of: (A) SOFR Average and (B) the related Benchmark Replacement Adjustment;

(iii) for any Available Tenor (if applicable), the sum of: (A) the alternate benchmark rate that has been selected by Agent and Administrative Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if applicable) giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

(b) with respect to any Term SOFR Transition Event, for any Available Tenor (if applicable), the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; or

(c) with respect to any Other Benchmark Rate Election, for any Available Tenor (if applicable), the sum of: (i) the alternate benchmark rate that has been selected by Agent and the Administrative Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if applicable) giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, (x) in the case of clause (a)(i), if Agent decides that Term SOFR is not administratively feasible for Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (y) in the case of clause (a)(i) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its discretion. If the Benchmark Replacement as determined pursuant to clause (a)(i), (a)(ii) or (a)(iii), clause (b) or clause (c) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

(ii)The definition of “Benchmark Replacement Adjustment” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor (if applicable) for any setting of such Unadjusted Benchmark Replacement:

(a) for purposes of clauses (a)(i) and (b) of the definition of “Benchmark Replacement,” an amount equal to (A) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and (C) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;

(b) for purposes of clause (a)(ii) of the definition of “Benchmark Replacement,” an amount equal to 0.11448% (11.448 basis points);

(c) for purposes of clause (a)(iii) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor (if applicable) of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor (if applicable) of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; and

(d) for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

(iii)The definition of “Benchmark Replacement Conforming Changes” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “US Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

(iv)The definition of “Benchmark Replacement Date” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(c) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after Agent has provided the Term SOFR Notice to the Lenders and Administrative Borrower pursuant to Section 2.12(d)(iii)(A)(2); or

(d) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable is provided to the Lenders, so long as Agent has not received, by 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable from Lenders comprising the Required Lenders.

For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (B) if the then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

(v)The definition of “Benchmark Transition Event” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors (if applicable)of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors (if applicable) of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

(vi)The definition of “Benchmark Unavailability Period” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii).

(vii)The definition of “Compliance Period” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Compliance Period” means any period commencing on the date on which Excess Availability has fallen below $18,000,000.

(viii)The definition of “Early Opt-in Election” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(a) a notification by Agent to (or the request by Administrative Borrower to Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b) the joint election by Agent and Administrative Borrower to trigger a fallback from USD LIBOR and the provision by Agent of written notice of such election to the Lenders.

(ix)The definition of “LIBOR Rate” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by any Borrower (or Administrative Borrower on behalf of such Borrower) in accordance with the Agreement (and, if any such published rate is equal to or below zero, then the LIBOR Rate shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.

(x)The definition of “Maximum US Revolver Amount” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Maximum US Revolver Amount” means $140,000,000, decreased by the amount of reductions in the US Revolver Commitments made in accordance with Section 2.4(c) of the Agreement and increased by the amount of any Increase made in accordance with Section 2.16 of this Agreement.

(xi)Clause (a) of the definition of “Permitted Dividends” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(a) to Holdings, in such amounts as Parent shall determine, so long as (A) for the thirty (30) days immediately preceding the date of any such Restricted Payment and after giving effect thereto, Borrowers have Average Excess Availability of not less than $30,000,000, and (B) no Default or Event of Default shall have occurred or be continuing on the date of any such Restricted Payment and after giving effect thereto; provided, that, Parent may make Restricted Payments in an amount not to exceed $7,000,000 in any calendar year if (1) for the thirty (30) days immediately preceding the date of any such Restricted Payment and after giving effect thereto, Borrowers have Average Excess Availability of less than $30,000,000 and equal to or greater than $18,000,000 and (2) no Default or Event of Default shall have occurred or be continuing on the date of any such Restricted Payment and after giving effect thereto;”

(xii)The definition of “Permitted Share Repurchases” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Permitted Share Repurchases” means distributions by Parent on account of repurchases of Equity Interests of Parent, or any direct or indirect parent of Parent, so long as (a) for the thirty (30) days immediately preceding the date of any such repurchase and after giving effect thereto, Borrowers have Average Excess Availability of not less than $30,000,000, and (b) no Default or Event of Default shall have occurred or be continuing on the date of any such repurchase and after giving effect thereto; provided, that, Parent may make such repurchases in an amount not to exceed $7,000,000 in any calendar year if (i) for the thirty (30) days immediately preceding the date of any such repurchase and after giving effect thereto, Borrowers have Average Excess Availability of less than $30,000,000 and equal to or greater than $18,000,000 and (ii) no Default or Event of Default shall have occurred or be continuing on the date of any such repurchase and after giving effect thereto.

(xiii)The definition of “Relevant Governmental Body” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

(xiv)The definition of “SOFR” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

(xv)The definition of “Term SOFR” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(xvi)The definition of “Unadjusted Benchmark Replacement” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

(xvii)The definition of “US Eligible Inventory Amount” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“US Eligible Inventory Amount” means, on any date of determination, the lesser of the amounts set forth in clause (i) and (ii) as follows: (i) an amount equal to $85,000,000 (minus the amount of Eligible Inventory then included in the Canadian Borrowing Base as calculated in accordance with clause (b) of the definition thereof), and (ii) the product of (A) the Applicable Inventory Percentage applicable on such date multiplied by (B) the Value of Eligible Inventory of the US Borrowers as of such date.

(c)Interpretation. For purposes of this Amendment No. 10, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement as amended by this Amendment No. 10.

2.Rates. Section 1 of the Credit Agreement is hereby amended by adding a new Section 1.9 at the end thereof as follows:

“1.9 Rates. The interest rate on LIBOR Rate Loans and US Base Rate Loans (when determined by reference to clause (b) of the definition of US Base Rate) may be determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration ("IBA"), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the "FCA"), the regulatory supervisor of IBA, announced in public statements (the "Announcements") that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on LIBOR Rate Loans or US Base Rate Loans (when determined by reference to clause (b) of the definition of US Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 2.12(d)(iii), such Section 2.12(d)(iii) provides a mechanism for determining an alternative rate of interest. Agent will notify Administrative Borrower, pursuant to Section 2.12(d)(iii), of any change to the reference rate upon which the interest rate on LIBOR Rate Loans and US Base Rate Loans (when determined by reference to clause (b) of the definition of US Base Rate) is based. However, Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.12(d)(iii), will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Agent may select information sources or services in its discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.”

3.Field Examinations and Appraisals. Section 2.10(c) of the Credit Agreement is hereby amended by deleting each reference to “$30,000,000” therein and replacing each such reference with “$36,000,000”.

4.Benchmark Replacement. Section 2.12(d)(iii) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(iii) Benchmark Replacement Setting.

(A) Benchmark Replacement. (1) Notwithstanding anything to the contrary herein or in any other Loan Document if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(i) or (a)(ii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(iii) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If an Unadjusted Benchmark Replacement Rate is SOFR Average, all interest payments will be on a monthly basis.

(2) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (2) shall not be effective unless Agent has delivered to the Lenders and Administrative Borrower a Term SOFR Notice. For the avoidance of doubt, Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(B) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C) Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d)(iii)(D) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).

(D) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E) Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may revoke any request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to US Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of US Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the US Base Rate.

(F) London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made Announcements that the final publication or representativeness date for Dollars for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of Agent to notify any parties of such Benchmark Transition Event pursuant to Section 2.12(d)(iii)(C) shall be deemed satisfied.”

5.Incremental Facilities. Section 2.16(a) of the Credit Agreement is hereby amended by deleting the reference to “$140,000,000” therein and replacing such reference with “$165,000,000”.

6.Inspections. Section 5.7(a) of the Credit Agreement is hereby amended by deleting the reference to “$30,000,000” therein and replacing such reference with “$36,000,000”.

7.Erroneous Payments. Section 17 of the Credit Agreement is hereby amended by adding a new Section 17.18 at the end thereof as follows:

“17.18 Erroneous Payments.

(a)Each Lender, each Issuing Lender, each other Bank Product Provider and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any Bank Product Provider (or the Lender which is an Affiliate of a Lender, Issuing Lender or Bank Product Provider) or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender or Bank Product Provider (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 17.18(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of such occurrence.

(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 17.18 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrowers or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)Each party’s obligations under this Section 17.18 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)The provisions of this Section 17.18 to the contrary notwithstanding, (i) nothing in this Section 17.18 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).”

8.Commitment Schedule. Effective as of the Amendment No. 10 Effective Date, Schedule C-1 to the Credit Agreement is hereby deleted in its entirety and replaced with the amended Schedule C-1 attached hereto as Exhibit A.

9.Amendment Fee. In consideration of the amendments set forth herein, Borrowers shall pay to Agent, for the account of Lenders, or Agent, at its option, may charge the loan account of Borrowers maintained by Agent, an amendment fee in the amount of $50,000 (the “Amendment Fee”), which fee is fully earned and payable on the date of this Amendment No. 10 and shall constitute part of the Obligations.

10.Representations and Warranties. Borrowers, jointly and severally, represent and warrant with and to Agent and Lenders as follows, which representations and warranties shall survive the execution and delivery hereof:

(a)no Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment No. 10;

(b)this Amendment No. 10 and each other agreement to be executed and delivered by Borrowers in connection herewith (together with this Amendment No. 10, the “Amendment Documents”) has been duly authorized, executed and delivered by all necessary corporate or organizational action on the part of each Borrower which is a party and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of each of the Borrowers, as the case may be, contained herein and therein constitute legal, valid and binding obligations of each of the Borrowers, enforceable against them in accordance with their terms, except as enforceability is limited by equitable principals or by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights generally;

(c)the execution, delivery and performance of this Amendment No. 10 and the other Amendment Documents (i) are all within each Borrower’s corporate or other organizational powers and (ii) are not in contravention of law or the terms of any Borrower’s certificate of incorporation, bylaws, or other organizational documentation, or any material indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property are bound which such contravention could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

(d)all of the representations and warranties set forth in the Credit Agreement and the other Loan Documents, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

11.Conditions Precedent. The amendments contained herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner reasonably satisfactory to Agent or waived in writing by Agent (the date on which each of such conditions precedent are completed or waived, the “Amendment No. 10 Effective Date”):

(a)Agent shall have received counterparts of this Amendment No. 10, duly authorized, executed and delivered by Borrowers and Lenders;

(b)Agent shall have received in immediately available funds (or Agent shall have charged the loan account of Borrowers) the full amount of the Amendment Fee;

(c)As of the date of this Amendment No. 10, and immediately after the effectiveness of this Amendment No. 10, Excess Availability shall be not less than $25,000,000;

(d)Agent shall have received the consent or authorization from such Lenders as are required for the amendments provided for herein to execute this Amendment No. 10 on behalf of the Lenders;

(e)Agent shall have received a true and correct copy of each consent, waiver or approval (if any) to or of this Amendment No. 10, which any Borrower is required to obtain from any other Person, and such consent, approval or waiver (if any) shall be in form and substance reasonably satisfactory to Agent;

(f)Agent shall have received internal Flood Disaster Prevention Act approval; and

(g)No Default or Event of Default shall exist or have occurred and be continuing as of the date of this Amendment No. 10 and immediately after giving effect to this Amendment No. 10.

12.Release. In consideration of the Agent’s and the Lenders’ willingness to enter into this Amendment No. 10, each Borrower hereby releases and forever discharges the Agent and the Lenders and each of their respective affiliates, predecessors, successors and assigns, and the officers, managers, directors, employees, agents, attorneys, advisors and representatives of the foregoing (hereinafter all of the above collectively referred to as “Releasees”), from (and agrees not to sue the Releasees for) any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever (whether arising in contract, tort, in law or in equity or otherwise) that such Borrower may have or claim to have against any of the Releasees on or prior to the Amendment No. 10 Effective Date, arising under or in connection with this Amendment No. 10, the Credit Agreement, the Loan Documents, any documents or instruments delivered pursuant thereto, the transactions governed thereby or the dealings among each Borrower and its Affiliates with the Releasees with respect thereto, or in any way based on or related to any of the foregoing, including any transactions contemplated by or funded with the proceeds of the foregoing, in each case based on facts, circumstances, acts or omissions occurring or in existence on or prior to the date hereof.

13.Effect of this Amendment. Except as expressly set forth herein, no other amendments, changes or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the Amendment No. 10 Effective Date and Borrowers shall not be entitled to any other or further amendment by virtue of the provisions of this Amendment No. 10 or with respect to the subject matter of this Amendment No. 10. To the extent of conflict between the terms of this Amendment No. 10 and the other Loan Documents, the terms of this Amendment No. 10 shall control. The Credit Agreement and this Amendment No. 10 shall be read and construed as one agreement.

14.Governing Law. The validity, interpretation and enforcement of this Amendment No. 10 and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

15.Binding Effect. This Amendment No. 10 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

16.Further Assurances. Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment No. 10.

17.Entire Agreement. This Amendment No. 10 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

18.Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 10.

19.Counterparts. This Amendment No. 10, any documents executed in connection herewith and any notices delivered under this Amendment No. 10, may be executed by means of (i) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment No. 10 or on any notice delivered to Agent under this Amendment No. 10. This Amendment No. 10 and any notices delivered under this Amendment No. 10 may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of a signature page of this Amendment No. 10 and any notices as set forth herein will be as effective as delivery of a manually executed counterpart of the Amendment No. 10 or notice.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 10 to be duly executed and delivered by their authorized officers as of the day and year first above written.

US BORROWER

HAMILTON BEACH BRANDS, INC.

By: /s/ Michelle Mosier

Title: Senior Vice President and Chief Financial Officer

CANADIAN BORROWER

HAMILTON BEACH BRANDS CANADA, INC.

By: /s/ Michelle Mosier

Title: Senior Vice President and Chief Financial Officer

[Signatures Continued on Following Page]

AGENT AND LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and a Lender

By: /s/ Sang Kim

Title: Authorized Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender

By: /s/ David G. Phillips

Title: Senior Vice President Credit Officer, Canada

BANK OF AMERICA, N.A., as a Lender

By: /s/ Michelle L. Pepera

Title: Vice President

Truist Bank, as a Lender

By: /s/ JC Fanning

Title: Director

Exhibit A
to
Amendment No. 10 to Amended and Restated Credit Agreement

Schedule C-1
to
Credit Agreement

Revolver Commitments

Lender	US Revolver Commitment	Canadian Revolver Commitment
Wells Fargo Bank, National Association	$68,000,000	$-0-
Wells Fargo Capital Finance Corporation Canada	$-0-	$10,000,000
Bank of America, N.A.	$36,000,000	$-0-
Truist Bank	$36,000,000	$-0-
Total	$140,000,000	$10,000,000

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